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                                                             EXHIBITS 5 and 23.2


                          TAFT, STETTINIUS & HOLLISTER
                              1800 Star Bank Center
                                425 Walnut Street
                             Cincinnati, Ohio 45202





                                 August 8, 1996

Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

         We have acted as counsel for Duramed Pharmaceuticals, Inc. (the "Company") in connection with its filing of a Registration Statement on Form S-3 concerning the registration of up to 2,519,466 shares of common stock, $.01 par value (the "Common Stock"), to be sold by certain Selling Shareholders identified in the Registration Statement. Such shares of Common Stock may be issued by the Company upon conversion of outstanding shares of the Company's Series D Convertible Preferred Stock and of a Convertible Note issued by the Company.

         It is our opinion that the registration of the shares of Common Stock covered by the Registration Statement and the issuance of such shares by the Company have been duly authorized by all necessary corporate action by the Company. The shares of Common Stock which may be issued and sold will be, when issued in accordance with the terms and conditions of the agreements providing for their issuance, legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this option as an Exhibit to the aforesaid Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                        Yours very truly,



                                        /s/ Taft, Stettinius & Hollister